Exhibit 23.2

JSC “Kept” Naberezhnaya Tower Complex, Block C 10 Presnenskaya Naberezhnaya Moscow, Russia 123112 Telephone +7 (495) 937 4477 Fax +7 (495) 937 4499

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated April 29, 2022, with respect to the consolidated statements of profit or loss and comprehensive income, changes in equity, and cash flows for the year ended December 31, 2021, and the related notes, which report appears in the December 31, 2023 annual report on Form 20-F of GDEV Inc. (formerly, Nexters Inc.), incorporated by reference herein, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ JSC “Kept”

Moscow, Russia
June 28, 2024